מדינת ישראל
משרד המשפטים - רשות התאגידים
רשם החברות והשותפויות

רשות התאגידים
רשם החברות והשותפויות

תעודת מיזוג חברה

וזאת לתעודה כי החברה:

ביוסייט בע"מ
BIOSIGHT LTD

שמספרה 512852559,

קלטה את חברת היעד:

אדוואקסס ישראל בע"מ
ADVAXIS ISRAEL LTD

שמספרה 516423480,

ושחברת היעד מחוסלת עקב מיזוג מתאריך:

17/10/2023
ב' חשון תשפ"ד

משרד המשפטים
רשם החברות והשותפויות

ניתנה בירושלים ביום:
17/10/2023
ב' חשון תשפ"ד

שולי אבני שוהם, עו"ד
רשמת החברות
ראש רשות התאגידים

בוצע על ידי: יהודה כץ